Exhibit 99.10

Entrada Networks Reports Third Quarter Results

Irvine, California –(BUSINESS WIRE)– November 24, 2003 – Entrada Networks, Inc. (OTCBB: ESAN) today announced results for the third quarter of fiscal year 2004 ended October 31, 2003.
                          (a).   Q3 Revenues: $ 0.9 Million
                   (b).   Q3 Cash & Equivalents: $0.2 Million
                   (c).   Q3 Loss Per Share: $0.02

    For the third quarter ended October 31, 2003, the Company reported today the total net revenue from its adapter card, frame relay and service businesses of $0.9 million compared with $4.1 million reported for the same period last year, a decrease of 77.1%.

    For the third quarter ended October 31, 2003, the Company reported a net loss of $0.2 million, or a loss of $0.02 per share, compared to a net income of $1.0 million, or $0.07 per share, for the same period last year.

    For the nine months ended October 31, 2003, the Company reported today the total net revenue from its adapter card, frame relay and service businesses of $5.7 million, compared with $10.6 million reported for the same period last year, a decrease of 46.5%.

    For the nine months ended October 31, 2003, the Company reported a net loss of $0.5 million, or a loss of $0.04 per share, compared to a net income of $1.4 million, or $0.11 per share, for the same period last year.

    "The major contributor to our loss is the drop in the network interface card business from Cisco. This drop was expected to occur in the third quarter of fiscal 2004 and was disclosed in our Form 10-Q filed with the SEC June 2, 2003 and Form 8-K filed with the SEC July 8, 2003," said Dr. Chadha, Chairman, & CEO of Entrada Networks. "The effects of losing this business and its impact on this fiscal quarter and the fiscal year were partly offset by downsizing and cost reduction programs whose full impact will be evident in the near future. However, we continue to expand our sales and marketing efforts, especially for our Silverline?-CWDM product line, and we have positioned ourselves for growth in the recovering information technology sector. We have taken steps to cut our operating costs, increased marketing and sales efforts on opportunities in storage connectivity and, more importantly, continue to pursue acquisition opportunities that will allow us to enter lines of business that complement or expand our current businesses and core capabilities," continued Dr. Chadha.

FINANCIAL DETAILS

Selected highlights from Entrada’s third quarter and nine months of fiscal 2004 ended October 31, 2003 are presented below:

	Three months ended		Nine months ended
	October 31,		October 31,
	2003	2002	2003	2002

Statement of Operations Data:
Net revenue	$ 931	$ 4,059	$ 5,692	$ 10,648
Gross profit	373	2,187	2,346	5,045
Operating expenses	598	1,180	2,892	3,433
Income (loss) from operations	$ (225)	$ 1,007	$ (546)	$ 1,612

	October 31,	January 31,
	2003	2003
	(unaudited)	(audited)*

Balance Sheet Data:
Cash and cash equivalents	$ 229	$ 808
	-
Working capital	3,553	3,506
Total assets	5,348	7,671
Total debt (including short-term debt)	246	474
Total Liabilities	1,104	2,761
Stockholders’ equity	$ 4,244	$ 4,910

    * Certain information presented in the table (e.g., working capital) is not directly taken from the audited financial statements but are computations and therefore are not considered audited.

About Entrada Networks

    Entrada Networks currently has three wholly owned subsidiaries that focus on developing and marketing products in the storage networking and network connectivity industries. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Rixon’s focus is on two- and four-port cards and drivers for highly specialized applications. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. The Torrey Pines subsidiary specializes in the design, development, marketing and sale of SAN transport products. Entrada Networks is headquartered in Irvine, CA. www.entradanetworks.com .

Safe Harbor

    Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) the ability of the Company to generate the cash flow from operations, or raise additional capital necessary to finance its ongoing businesses; 2) the ability of the Company to develop or acquire new profitable lines of business and to attract and retain management to lead this effort; 3) the continuing market acceptance of the legacy products which account for all of the Company’s current revenues; 4) the ability of the Company to generate revenues from its research and development efforts in the SAN space; 5) the much greater financial and other resources of Entrada Networks' many well-entrenched competitors; 6) the adoption of technology standards different from those under which Entrada is prepared to deliver products; and 7) such other factors as are set forth in Entrada’s annual report on Form 10-K, filed April 30, 2003, and in the reports previously filed.
Contact Information:
James G. Loofbourrow
Entrada Networks
(949) 588-2070